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[CURTISS WRIGHT LOGO]                                      [CW LISTED NYSE LOGO]

                                  NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE


                    CURTISS-WRIGHT REPORTS FIRST QUARTER 2004
                                FINANCIAL RESULTS
                                      - - -
              Sales and Operating Income up 19% & 6%, Respectively;
                            Backlog at Record Levels


ROSELAND, NJ - April 29, 2004 - Curtiss-Wright Corporation (NYSE: CW, CW.B) today announced financial results for the first quarter ended March 31, 2004. The highlights for the first quarter are as follows:

o Net sales for the first quarter of 2004 increased 19% to $214.9 million from $179.9 million in the first quarter of 2003. Acquisitions made in 2003 and 2004 contributed $29.6 million in incremental sales in the first quarter of 2004.

o Operating income in the first quarter of 2004 increased 6% to $25.3 million from $23.9 million in the first quarter of 2003. Acquisitions made in 2003 and 2004 contributed $2.3 million in incremental operating income in the first quarter of 2004.

o Net earnings for the first quarter of 2004 increased 11% to $15.6 million, or $0.74 per diluted share, from $14.1 million, or $0.68 per diluted share (adjusted for the 2-for-1 stock split in December 2003). The net earnings for the first quarter include a one-time tax benefit of $1.5 million resulting from a change in legal structure of one of our subsidiaries. In addition, the increase in 2004 net earnings was achieved despite a $1.4 million increase in interest expense (approximately $0.04 per diluted share) and a $0.6 million decrease in pension income from the first quarter of 2003.

o Backlog increased 10% to a new record high of $558.0 million from $505.5 million at December 31, 2003.



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                                              Curtiss-Wright Corporation, Page 2

"We are pleased to again report higher sales and operating income for the first quarter of 2004 over the same period last year," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "Our strong performance is due to our diversification strategy and growth in our core markets, particularly defense, specifically defense electronics, and in our metal treatment segment, specifically laser and shot peening. We successfully increased sales and earnings, despite a slowdown in some of our markets, due to our ability to deliver to our customers the high performance, technologically advanced products for which Curtiss-Wright is world renowned."

Sales

The 19% improvement in sales for the first quarter 2004 compared to the prior year period resulted from solid organic growth and the contributions of $29.6 million in incremental sales from our 2003 and 2004 acquisitions. Excluding the contributions from the acquisitions consummated in 2003 and 2004, we experienced 4% overall organic growth in the first quarter of 2004 over the prior year period. We experienced organic growth of 17% in our Metal Treatment segment and 10% in our Motion Control segment, partially offset by an overall decrease in the Flow Control segment sales due to the shipment of two large completed projects in the first quarter of 2003 that did not reoccur in 2004.

In our base businesses, higher sales from our military aerospace and domestic ground defense businesses, higher sales of flow control products to the commercial power generation and the nuclear navy markets, and higher sales from our laser peening and global shot peening businesses, all contributed to the organic growth. In addition, foreign currency translation favorably impacted sales for the first quarter of 2004 by $4.8 million as compared to the prior year period.

Operating Income

Operating income for the first quarter 2004 increased 6% over 2003 due to higher sales volumes and a favorable sales mix. We experienced organic growth of 51% in our Metal Treatment segment and 39% in our Motion Control segment, offset by an overall decrease in the Flow Control segment due to the margin related to the two large completed projects in the first quarter of 2003 that did not reoccur in 2004. This increase was partially offset by lower volume for our European ground defense business and lower pension income.

Net Earnings

Net earnings for the first quarter of 2004 year increased 11% over the comparable prior year period, highlighted by strong operating income from our business segments, which increased $2.1 million. The net earnings for the first quarter include a one-time tax benefit of $1.5 million resulting from a change in legal structure of one of our subsidiaries. These improvements were partially offset by higher interest expense associated with the debt incurred for our acquisition program. Overall, Curtiss-Wright achieved strong growth in the military aerospace, domestic land-based military, commercial power generation, and laser and shot peening markets. Additionally Curtiss-



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                                              Curtiss-Wright Corporation, Page 3


Wright achieved growth during the first quarter of 2004 in oil and gas processing and certain industrial markets, despite the sluggish performance of these markets overall.

"Our position on many key defense programs, which include a mix of high performance products for aerospace, land-based and naval platforms, produced 17% higher sales in the first quarter of 2004 as compared to the comparable prior year period, and should continue to provide opportunities for us in the future," said Mr. Benante. "Our balanced blend of defense and commercial businesses is expected to continue to provide both short and long-term benefits to our shareholders. In addition, our recent acquisitions have achieved better-than-expected results while increasing our market penetration, particularly within the defense electronics sector, and expanded our geographic reach and technological capabilities."


Segment Performance

Flow Control - Sales for the first quarter of 2004 were $89.4 million, down 4% over the comparable period last year. Lower overall sales were mainly due to the completion in 2003 of two large projects, which did not reoccur in 2004. These projects generated approximately $14 million in sales in the first quarter of 2003. The loss of sales from these two large projects was partially offset by a 12% increase in sales for this segment's remaining businesses over the comparable prior year period. Higher sales to the commercial power generation market, higher sales of flow control and electronic products to the nuclear naval market and higher sales of our coke de-heading valve to the oil and gas industry partially offset the decrease in sales resulting from the aforementioned projects. Sales of this business segment also benefited from favorable foreign currency translation of $0.8 million in the first quarter of 2004 as compared to the prior year period.

Operating income for this segment decreased 27% in the first quarter of 2004 compared to the prior year period. The reduction was primarily due to lower volume and the profit impact related to the two large higher margin contracts in the first quarter of 2003 that did not reoccur in 2004. The loss in operating income from these two large projects was partially offset by a 6% increase in operating income for this segment's remaining businesses over the comparable prior year period. Also contributing to the lower operating income was less favorable sales mix of electronic components and lower margin on certain valve orders for the nuclear navy. Operating income improvements for our commercial power generation and oil and gas products were due to higher volume and stronger sales mix.

Motion Control - Sales of $83.3 million for the first quarter of 2004 increased 46% over last year, principally due to the contributions from the 2003 and 2004 acquisitions, and 10% organic sales growth. The organic sales growth was driven mainly by an increase in sales of military aerospace products for F-16 spares, F/A-22 production and Joint Strike Fighter development. In addition, this segment experienced higher electronic sales for the Global Hawk program and slightly higher land-based military and European sensor and drive sales. These higher sales were partially offset by lower European ground defense sales resulting from expedited delivery schedules in 2003 and lower sales associated with the overhaul and repair services provided to the global airline industry. Sales


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                                              Curtiss-Wright Corporation, Page 4


of this business segment also benefited from favorable foreign currency translation of $2.1 million in the first quarter of 2004 as compared to the prior year period.

Operating income for this segment increased 63% for the first quarter of 2004 compared to the prior year period. The improvement was driven by higher sales volume as mentioned above, favorable sales mix on various military programs, and cost controls. These improvements were partially offset by lower margins at our European ground defense business. Additionally, the operating margins for the overhaul and repair business improved slightly over the comparable period last year, mainly as a result of implemented cost control initiatives.


Metal Treatment - Sales for the first quarter of 2004 of $42.2 million were 43% higher than the comparable period last year. The improvement was mainly due to organic growth of 17% driven by higher overall shot peening revenues and the contributions from the 2003 and 2004 acquisitions. The improvement in shot peening revenue was due to exceptional sales growth from our new laser peening technology as well as strong growth in our core shot peening services in both North America and Europe. Favorable foreign currency translation positively impacted sales by $2.0 million in the first quarter of 2004 as compared to the prior year period.

Operating income increased 75% for the first quarter of 2004 as compared to the first quarter last year. Margins improved substantially in our shot peening businesses primarily as a result of higher sales volume. In addition, favorable sales mix, cost reduction programs, and favorable foreign currency translation also contributed to the higher operating income.

Mr. Benante concluded, "We begin the year 2004 confident in our ability to generate long-term shareholder value by continuing to grow our sales and earnings. Although 2004 is likely to be challenging, our first quarter results were better-than-expected and exemplify our ability to execute our strategy and achieve our financial targets. Our diversification and growth strategy and keen focus on technology will continue to generate growth opportunities in each of our three business segments. We look forward to generating another strong performance in 2004 and to providing our investors with superior returns."

                                   **********

The Company will host a conference call to discuss the first quarter 2004 results at 10:00 EDT Friday, April 30, 2004. A live webcast of the call can be heard on the Internet by visiting the company's website at WWW.CURTISSWRIGHT.COM and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

                               (Tables to Follow)


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                                              Curtiss-Wright Corporation, Page 5




                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)


                                                 Three Months Ended
                                                     March 31,                     Change
                                                  2004         2003           $              %
                                                --------     --------      -------         -----
Net sales                                       $214,933     $179,933      $35,000         19.45%
Cost of sales                                    143,338      120,901       22,437         18.56%
                                                --------     --------      -------
  Gross profit                                    71,595       59,032       12,563         21.28%

Research & development expenses                    8,212        5,305        2,907         54.80%
Selling expenses                                  12,604        8,968        3,636         40.54%
General and administrative expenses               25,249       21,414        3,835         17.91%
Environmental remediation and administrative
   expenses, net                                     240            0          240         N/A
Pension expense (income), net                         40         (525)         565       -107.62%
                                                --------     --------      -------

  Operating income                                25,250       23,870        1,380          5.78%

Other income (expenses), net                        (489)        (242)        (247)       102.07%
Interest expense                                  (2,265)        (851)      (1,414)       166.16%
                                                --------     --------      -------

Earnings before income taxes                      22,496       22,777         (281)        -1.23%
Provision for income taxes                         6,887        8,655       (1,768)       -20.43%
                                                --------     --------      -------

Net earnings                                    $ 15,609     $ 14,122      $ 1,487         10.53%
                                                ========     ========      =======

Basic earnings per share                        $   0.75     $   0.69
                                                ========     ========
Diluted earnings per share                      $   0.74     $   0.68
                                                ========     ========

Dividends per share                             $   0.09     $   0.08
                                                ========     ========

Weighted average shares outstanding:
   Basic                                          20,881       20,564
   Diluted                                        21,206       20,816



Share and per share amounts have been restated to reflect the Corporation's 2-for-1 stock split on December 17, 2003.
Certain prior year information has been reclassified to conform to current presentation.




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                                              Curtiss-Wright Corporation, Page 6

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                           March 31,     December 31,              Change
                                                             2004            2003            $             %
                                                          ----------       --------       --------        ---

Assets
  Current Assets:
     Cash and cash equivalents                            $   33,322       $ 98,672       $(65,350)     -66.2%
     Receivables, net                                        164,137        143,362         20,775       14.5%
     Inventories, net                                        104,929         97,880          7,049        7.2%
     Deferred income taxes                                    24,377         23,630            747        3.2%
     Other current assets                                     12,661         10,979          1,682       15.3%
                                                          ----------       --------       --------

       Total current assets                                  339,426        374,523        (35,097)      -9.4%
                                                          ----------       --------       --------
  Property, plant, and equipment, net                        246,301        238,139          8,162        3.4%
  Prepaid pension costs                                       77,861         77,877            (16)       0.0%
  Goodwill, net                                              284,217        220,058         64,159       29.2%
  Other intangible assets, net                                78,829         48,268         30,561       63.3%
  Other assets                                                19,431         14,800          4,631       31.3%
                                                          ----------       --------       --------

       Total Assets                                       $1,046,065       $973,665       $ 72,400        7.4%
                                                          ==========       ========       ========

Liabilities
  Current Liabilities:
     Short-term debt                                      $    1,034       $    997       $     37        3.7%
     Accounts payable                                         47,630         43,776          3,854        8.8%
     Accrued expenses                                         39,966         44,938         (4,972)      -11.1%
     Income taxes payable                                     10,756          6,748          4,008       59.4%
     Other current liabilities                                35,890         39,424         (3,534)      -9.0%
                                                          ----------       --------       --------

       Total current liabilities                             135,276        135,883           (607)      -0.4%

  Long-term debt                                             276,508        224,151         52,357       23.4%
  Deferred income taxes                                       20,660         21,798         (1,138)      -5.2%
  Accrued pension & other postretirement benefit costs        76,340         75,633            707        0.9%
  Long-term portion of environmental reserves                 20,564         21,083           (519)      -2.5%
  Other liabilities                                           19,829         16,236          3,593       22.1%
                                                          ----------       --------       --------

       Total Liabilities                                     549,177        494,784         54,393       11.0%
                                                          ----------       --------       --------


Stockholders' Equity
  Common stock, $1 par value                                  16,611         16,611              0        0.0%
  Class B common stock, $1 par value                           8,765          8,765              0        0.0%
  Capital surplus                                             49,698         52,998         (3,300)      -6.2%
  Retained earnings                                          557,390        543,670         13,720        2.5%
  Unearned portion of restricted stock                           (50)           (55)             5       -9.1%
  Accumulated other comprehensive income                      23,387         22,634            753        3.3%
                                                          ----------       --------       --------
                                                             655,801        644,623         11,178        1.7%
  Less:  cost of treasury stock                              158,913        165,742         (6,829)      -4.1%
                                                          ----------       --------       --------

       Total Stockholders' Equity                            496,888        478,881         18,007        3.8%
                                                          ----------       --------       --------

       Total Liabilities and Stockholders' Equity         $1,046,065       $973,665       $ 72,400        7.4%
                                                          ==========       ========       ========








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                                              Curtiss-Wright Corporation, Page 7



                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                               SEGMENT INFORMATION
                                 (In thousands)


                                                 Three Months Ended
                                                     March 31,
                                        ------------------------------------
                                                                       %
                                           2004         2003         Change
                                        ---------   ----------     ---------
Sales:
Flow Control                            $ 89,395     $ 93,341         -4.2%
Motion Control                            83,344       57,040         46.1%
Metal Treatment                           42,194       29,552         42.8%
                                        --------     --------

Total Sales                             $214,933     $179,933         19.5%


Operating Income:
Flow Control                            $ 10,431     $ 14,318        -27.1%
Motion Control                             8,289        5,090         62.8%
Metal Treatment                            6,577        3,751         75.3%
                                        --------     --------

Total Segments                            25,297       23,159          9.2%
Pension Income                               (40)         525       -107.6%
Corporate & Other                             (7)         186       -103.8%
                                        --------     --------

                                        --------     --------       -------
Total Operating Income                  $ 25,250     $ 23,870          5.8%
                                        ========     ========       =======


Operating Margins:
Flow Control                               11.7%        15.3%
Motion Control                              9.9%         8.9%
Metal Treatment                            15.6%        12.7%
Total Curtiss-Wright                       11.7%        13.3%





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                                              Curtiss-Wright Corporation, Page 8



About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 4,900 people. More information on Curtiss-Wright can be found at www.curtisswright.com.


                                       ###

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtisswright.com.

Contact: Alexandra Magnuson
         (973) 597-4734
         amagnuson@curtisswright.com
         ---------------------------